Assured Guaranty Ltd. Reports Results for First Quarter 2026

•GAAP Highlights:
•Net income attributable to Assured Guaranty Ltd. was $88 million, or $1.91 per share,(1) for first quarter 2026.
•Shareholders’ equity attributable to Assured Guaranty Ltd. per share was $124.28 as of March 31, 2026.
•Gross written premiums (GWP) were $70 million for first quarter 2026.

•Non-GAAP Highlights:
•Adjusted operating income(2) was $115 million, or $2.50 per share, for first quarter 2026.
•Adjusted operating shareholders’ equity per share(2) and adjusted book value (ABV) per share(2) were $128.61 and $188.74, respectively, as of March 31, 2026.
•Present value of new business production (PVP)(2) was $73 million for first quarter 2026.

•Return of Capital to Shareholders:
•First quarter 2026 capital returned to shareholders was $93 million including share repurchases of $75 million and dividends of $18 million.

Hamilton, Bermuda, May 7, 2026 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its subsidiaries, Assured Guaranty or the Company) announced today its financial results for the three-month period ended March 31, 2026 (first quarter 2026).

“Assured Guaranty began 2026 with a strong first quarter,” said Dominic Frederico, President and CEO. “In new business production, year-over-year, we doubled first quarter GWP to $70 million and nearly doubled first quarter PVP to $73 million, with increased production in each of our three financial guaranty business sectors - U.S. public finance, non-U.S. public finance and global structured finance.

“Additionally, our strategic approach to the asset management segment produced $44 million of first quarter adjusted operating income.

“During the quarter, Assured Guaranty produced $1.91 of net income per share, and adjusted operating income per share came in at $2.50. Shareholders’ equity per share of $124.28 on March 31 remained near its high, set three months earlier, and we reached record per-share valuations of $128.61 for adjusted operating shareholders’ equity and $188.74 for adjusted book value.”

(1)    All per share information for net income and adjusted operating income is based on diluted shares.
(2)    Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended
	March 31,
	2026	2025

GAAP (1)
Net income (loss) attributable to AGL	$88	$176
Net income (loss) attributable to AGL per diluted share	$1.91	$3.44
Weighted average diluted shares	45.4	50.7
Non-GAAP (2)
Adjusted operating income (loss)	$115	$162
Adjusted operating income per diluted share	$2.50	$3.18
Weighted average diluted shares	45.4	50.7
Components of total adjusted operating income (loss)
Financial Guaranty segment	$102	$168
Annuity Reinsurance segment	—	—
Asset Management segment	44	12
Corporate division	(15)	(20)
Other	(16)	2
Adjusted operating income (loss)	$115	$162

	As of
	March 31, 2026		December 31, 2025
	Amount	Per Share	Amount	Per Share

Shareholders’ equity attributable to AGL	$5,542	$124.28	$5,663	$125.32
Adjusted operating shareholders’ equity (2)	5,735	128.61	5,729	126.78
ABV (2)	8,416	188.74	8,424	186.43

Common Shares Outstanding	44.6		45.2
________________________________________
(1)    Generally accepted accounting principles in the United States of America.
(2)    Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.

On a per share basis, shareholders’ equity attributable to AGL decreased to $124.28 as of March 31, 2026 from $125.32 as of December 31, 2025, primarily due to unrealized losses on the investment portfolio. On a per share basis, ABV increased to $188.74 as of March 31, 2026 from $186.43 as of December 31, 2025, primarily due to adjusted operating income, new business production, share repurchases, and accretive effect of acquisition of Assured Life Reinsurance Ltd. (Assured Life Re), partially offset by dividends.

Financial Guaranty Segment

The Financial Guaranty segment primarily consists of (i) the Company’s financial guaranty insurance subsidiaries that provide credit protection products to the United States (U.S.) and non-U.S. public finance (including infrastructure) and structured finance markets, excluding the effect of variable interest entity (VIE) consolidations, and (ii) Assured Guaranty Inc.’s investment subsidiary, AG Asset Strategies LLC.

Financial Guaranty Segment New Business Production

Financial Guaranty Segment
New Business Production
(in millions)

	Quarter Ended March 31,
	2026			2025
	GWP	PVP (1)	Gross Par Written (2)	GWP	PVP (1)	Gross Par Written (2)

Public finance - U.S.	$48	$48	$3,957	$25	$25	$4,269
Public finance - non-U.S.	8	8	92	(1)	7	197
Structured finance - U.S.	6	7	1,534	7	2	121
Structured finance - non-U.S.	8	10	1,928	4	5	415
Total	$70	$73	$7,511	$35	$39	$5,002
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(1)    PVP, a non-GAAP financial measure, measures the value of the Financial Guaranty segment’s new business production for all contracts regardless of form or GAAP accounting model. See “Explanation of Non-GAAP Financial Measures” at the end of this press release. PVP is based on “close date,” when the transaction settles. PVP was discounted at 4.5% and 5.0% in first quarter 2026 and in the three-month period ended March 31, 2025 (first quarter 2025), respectively.
(2)    Gross Par Written is based on “close date,” when the transaction settles.

U.S. public finance GWP and PVP include transactions closed in both the primary and secondary markets. U.S. public finance GWP and PVP were nearly double in first quarter 2026 compared with first quarter 2025, primarily due to healthcare and infrastructure finance transactions that were written in first quarter 2026. While GWP and PVP both increased in first quarter 2026, compared with first quarter 2025, gross par written in first quarter 2026 decreased compared with first quarter 2025.

The Company’s primary par written represented 53% of the total U.S. municipal market insured par sold in first quarter 2026, compared with 64% in first quarter 2025, and the Company’s penetration of all municipal issuance was 3.2% in first quarter 2026, compared with 3.9% in first quarter 2025.

Non-U.S. public finance GWP and PVP in first quarter 2026 included a secondary local authority transaction in the United Kingdom (U.K.), annual extensions of liquidity facilities, and a primary social housing transaction in France, marking the Company’s inaugural primary guarantee in the social housing market within the European Union.

U.S. and non-U.S. structured finance GWP and PVP in first quarter 2026 were primarily attributable to fund finance and financial guarantees for life insurance capital management purposes.

Business activity in the non-U.S. public finance and structured finance markets often has long lead times and therefore may vary from period to period.

Financial Guaranty Segment Adjusted Operating Income

Financial Guaranty segment adjusted operating income decreased to $102 million in first quarter 2026 from $168 million in first quarter 2025 primarily due to a $103 million pre-tax gain related to the resolution of the Lehman Brothers International (Europe) (in administration) (LBIE) litigation in first quarter 2025 and a decrease of $22 million in equity of earnings of investees in first quarter 2026 stemming primarily from losses generated by the Company’s investment in a collateralized loan obligation (CLO) fund. These decreases were partially offset by a $33 million discrete tax benefit resulting from the enactment of the U.K. Finance Act 2026 and a $23 million decrease in loss expense in the public finance sector in first quarter 2026.

Financial Guaranty Segment Results
(in millions)

	Quarter Ended
	March 31,
	2026	2025
Segment revenues
Net earned premiums and credit derivative revenues	$86	$134
Net investment income	88	86
Fair value gains (losses) on trading securities	6	1
Foreign exchange gains (losses) on remeasurement and other income (loss)	2	18
Total segment revenues	182	239

Segment expenses
Loss expense (benefit)	17	(23)
Amortization of deferred acquisition costs (DAC)	5	5
Employee compensation and benefit expenses	54	52
Other operating expenses	31	30
Total segment expenses	107	64
Equity in earnings (losses) of investees	8	30
Segment adjusted operating income (loss) before income taxes	83	205
Less: Provision (benefit) for income taxes	(19)	37
Segment adjusted operating income (loss)	$102	$168

The components of the Financial Guaranty segment’s premiums, losses and income from the investment portfolio are presented below.

Financial Guaranty Segment Net Earned Premiums and Credit Derivative Revenues

Financial Guaranty Segment
Net Earned Premiums and Credit Derivative Revenues
(in millions)

	Quarter Ended
	March 31,
	2026	2025
Scheduled net earned premiums and credit derivative revenues	$91	$89
Accelerations and modifications	(5)	45
Total	$86	$134

Net earned premiums and credit derivative revenues in first quarter 2025 included $40 million in accelerations and modifications, related to the resolution of the LBIE litigation.

Financial Guaranty Segment Loss Expense (Benefit) and the Roll Forward of Expected Losses

Loss expense is a function of net economic loss development (benefit) and deferred premium revenue. The difference between loss expense and economic development in a given period represents the amount of deferred premium revenue absorbing expected losses to be paid.

Financial Guaranty Segment
Loss Expense (Benefit)
(in millions)

	Quarter Ended
	March 31,
	2026	2025
Public finance	$19	$42
U.S. RMBS	(1)	—
Other structured finance	(1)	(65)
Total	$17	$(23)

Loss expense attributable to public finance decreased in first quarter 2026 compared with first quarter 2025 primarily due to lower loss expenses on the Puerto Rico Electric Power Authority (PREPA) and certain healthcare exposures in first quarter 2026 compared with first quarter 2025. In addition, in first quarter 2025, other structured finance loss expense included a $63 million benefit related to the resolution of the LBIE litigation.

The table below presents the roll forward of net expected losses for first quarter 2026.

Roll Forward of Net Expected Loss to be Paid (Recovered) (1)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of December 31, 2025	Net Economic Loss Development (Benefit)	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of March 31, 2026

Public finance	$95	$47	$(11)	$131
U.S. RMBS	(54)	(2)	8	(48)
Other structured finance	60	(1)	(1)	58
Total	$101	$44	$(4)	$141
_________________________________________________
(1)    Net economic loss development (benefit) represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in the economic performance of insured transactions, changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts, each net of reinsurance. Net economic loss development (benefit) is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid (recovered) includes all transactions insured by the Company, regardless of the accounting model prescribed under GAAP and without consideration of deferred premium revenue.

Net economic loss development in first quarter 2026 was primarily attributable to Brightline Trains Florida LLC and PREPA.

Financial Guaranty Segment Income from the Investment Portfolio

Financial Guaranty Segment
Income from the Investment Portfolio
(in millions)

	Quarter Ended
	March 31,
	2026	2025
Net investment income	$88	$86
Fair value gains (losses) on trading securities	6	1
Equity in earnings (losses) of investees (1)	8	30
Total	$102	$117
_________________________________________________
(1)    Equity in earnings (losses) of investees primarily relates to funds managed by Sound Point Capital Management, LP and certain of its investment management subsidiaries (Sound Point) and Assured Healthcare Partners, LLC. Investments in funds are reported on a one-quarter lag.

Net investment income represents interest income on available-for-sale fixed-maturity securities and short-term investments, which had an overall pre-tax book yield of 4.78% as of March 31, 2026 and 4.58% as of March 31, 2025. The increase in net investment income in first quarter 2026 compared with first quarter 2025 is primarily due to a shift in the portfolio to higher yielding corporate securities, offset in part by lower income from CLOs, loss mitigation securities and short-term securities due to lower short-term interest rates and short-term average investment balances.

Equity in earnings (losses) of investees was $8 million in first quarter 2026, compared with $30 million in first quarter 2025, primarily due to $11 million in mark-to-market losses in first quarter 2026 related to CLO investments. Equity in earnings (losses) of investees may be more volatile than net investment income on available-for-sale fixed-maturity securities and short-term investments, due to mark-to-market changes associated with certain alternative investments.

As of March 31, 2026, the Company had $965 million in alternative investments across a variety of asset classes: $762 million in the Financial Guaranty segment consisting primarily of CLO equity tranches in the available-for-sale fixed-maturity securities portfolio and investments in funds focused on asset classes such as private healthcare investing, asset-based/specialty finance, commercial real estate finance and CLOs, as well as alternative investments in the Corporate division consisting primarily of legacy investments. The inception-to-date annualized internal rate of return for all alternative investments across the Financial Guaranty segment and Corporate division was 12% as of March 31, 2026.

Annuity Reinsurance Segment

On January 21, 2026, the Company expanded its insurance operations to include annuity reinsurance through the acquisition of Warwick Re Limited, which it renamed Assured Life Reinsurance Ltd. (Assured Life Re). The Annuity Reinsurance segment consists of the Company’s annuity reinsurance operations and includes the results of Assured Life Re and other subsidiaries acquired as part of that transaction.

Annuity Reinsurance Segment Results
(in millions)

Quarter Ended
March 31, 2026
Segment revenues
Net investment income	$5
Fair value gains (losses) on derivatives	5
Total segment revenues (1)	10

Segment expenses
Benefit expense for annuity reinsurance contracts (2)	7
Employee compensation and benefit expenses	2
Other operating expenses	2
Total segment expenses	11
Segment adjusted operating income (loss) before income taxes	(1)
Less: Provision (benefit) for income taxes	(1)
Segment adjusted operating income (loss)	$—
_________________________________________
(1)    Segment revenues include $5 million related to U.K. bulk purchase annuities (pension risk transfers, PRT) business and $5 million related to U.S. multi-year guaranteed annuities (MYGA).
(2)    Benefit expense for annuity reinsurance contracts includes $4 million related to PRT and $3 million related to MYGA.

Assured Life Re reinsures a block of PRT business, with future policy benefit reserves of $475 million, supported by a $594 million portfolio of fixed-maturity, short-term securities, cash, derivatives and other assets.

The assets supporting the PRT contract primarily consist of U.S. and U.K. corporate and government bonds, including a portfolio of inflation-linked bonds, as well as derivatives which economically hedge the currency, inflation and interest rate mismatches between the PRT liabilities, which are long-dated inflation-linked obligations denominated in pound sterling, and the investment portfolio which includes certain U.S. dollar denominated and non-inflation linked securities.

Assured Life Re also reinsures a block of MYGA business with a policyholder account value of $263 million. The MYGA policyholder account balances for annuity reinsurance contracts are supported by assets in a funds withheld arrangement with the cedant primarily consisting of mortgage and other asset-backed securities for which the Company carries a funds withheld receivable of $296 million.

Asset Management Segment

Asset management adjusted operating income was $44 million in first quarter 2026 and $12 million in first quarter 2025. It includes the Company’s ownership interest in Sound Point and the related amortization of intangible assets, as well as certain ongoing net carried interest. For first quarter 2026, it included the impact of the payout of carried interest from the sale of the underlying asset in a single-asset fund. Sound Point’s results are reported in “equity in earnings (losses) of investees.”

Corporate Division

Corporate Division Results
(in millions)

	Quarter Ended
	March 31,
	2026	2025
Revenues
Bargain purchase gain	$6	$—
Other	2	4
Total revenues	8	4
Expenses
Interest expense	24	24
Employee compensation and benefit expenses	7	8
Other operating expenses	12	8
Total expenses	43	40
Equity in earnings (losses) of investees	19	16
Adjusted operating income (loss) before income taxes	(16)	(20)
Less: Provision (benefit) for income taxes	(1)	—
Adjusted operating income (loss)	$(15)	$(20)

In first quarter 2026, in connection with the Assured Life Re acquisition, the Company recognized a provisional bargain purchase gain of $6 million and $4 million in acquisition expenses.

The Corporate division primarily consists of interest expense on the debt of Assured Guaranty US Holdings Inc. and Assured Guaranty Municipal Holdings Inc. as well as expenses attributed to the holding companies’ activities. Equity in earnings (losses) of investees relates to certain alternative investments.

Reconciliation to GAAP

The following table presents a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Reconciliation of Net Income (Loss) Attributable to AGL to
Adjusted Operating Income (Loss)
(in millions, except per share amounts)

	Quarter Ended
	March 31,
	2026		2025
	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss) attributable to AGL	$88	$1.91	$176	$3.44
Less pre-tax adjustments:
Realized gains (losses) on investments	(15)	(0.33)	(16)	(0.30)
Non-credit impairment-related fair value gains (losses) on credit derivatives	(2)	(0.05)	(2)	(0.04)
Fair value gains (losses) of freestanding derivatives in the Annuity Reinsurance segment	(2)	(0.04)	—	—
Realized and unrealized fair value gains (losses) of the embedded derivative in funds withheld	(2)	(0.04)	—	—
Fair value gains (losses) on committed capital securities (CCS)	6	0.13	2	0.03
Foreign exchange gains (losses) on remeasurement of certain assets and liabilities	(18)	(0.39)	33	0.64
Total pre-tax adjustments	(33)	(0.72)	17	0.33
Less tax effect on pre-tax adjustments	6	0.13	(3)	(0.07)
Adjusted operating income (loss)	$115	$2.50	$162	$3.18

Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income (1)	$(16)	$(0.37)	$2	$0.05
________________________________________
(1)    The effect of consolidating financial guaranty (FG) VIEs and consolidated investment vehicles (CIVs).

Realized losses on investments were primarily due to credit losses on CLO equity tranches in first quarter 2026 and credit losses on loss mitigation securities and realized losses on sales of securities in first quarter 2025.

Except for credit impairment, the fair value adjustments on credit derivatives in the insured portfolio are non-economic adjustments that reverse to zero over the remaining term of that portfolio.

The Company purchases swaps and forwards to economically hedge foreign currency, interest rate and inflation risks in the annuity reinsurance business. These derivatives are freestanding and not in designated hedging relationships in accordance with GAAP.

The funds withheld arrangement includes the Company’s right to receive the total return on the assets supporting the funds withheld coinsurance agreement, which represents an embedded derivative. The fair value of this embedded derivative is included in funds withheld on the condensed consolidated balance sheets and the change in its fair value is based on the unrealized gains and losses of the underlying assets. The changes in fair value of the embedded derivative in funds withheld related to realized and unrealized gains and losses of the underlying investment portfolio are not included in adjusted operating income.

Fair value of CCS is heavily affected by, and in part fluctuates with, changes in market interest rates, credit spreads and other market factors and is not expected to result in an economic gain or loss.

Foreign exchange gains (losses) primarily relate to remeasurement of certain assets and liabilities such as premiums receivables and insurance liabilities that are long term in nature and are mainly due to changes in exchange rates relative to the U.S. dollar of the pound sterling and, to a lesser extent, the euro.

Common Share Repurchases

Since the launch of its share repurchase program in 2013, the Company has returned $6 billion of excess capital to shareholders, having repurchased 81% of its common shares outstanding at the beginning of the program.

Summary of Share Repurchases
(in millions, except per share amounts)

	Amount (1)	Number of Shares	Average Price Per Share

2026 (January 1 - March 31)	$75	0.88	$85.58
2026 (April 1 - May 6)	29	0.35	82.67
Total 2026	$104	1.23	84.76
_________________________________________________
(1)    Excludes commissions.

As of May 6, 2026, the Company was authorized to repurchase an additional $147 million of its common shares.

As part of its overall capital management strategy, the Company regularly evaluates the level of its share repurchase program on a quarter-to-quarter basis, including alternative uses of available capital. The Company currently plans to reduce its share repurchases, to a target of $30 million of its common shares over the next three months, in order to use a portion of its available capital to support growth opportunities in its financial guaranty insurance and annuity reinsurance businesses, in addition to other strategic considerations.

The timing, form and amount of any future share repurchases will be determined at the Company’s discretion and will depend on various factors, including alternative uses for capital, the Company’s regulatory capital position, rating agency capital considerations, availability of cash at the parent company, market conditions and legal and regulatory requirements. Any such share repurchases may be made from time to time through open‑market purchases or privately negotiated transactions, and there can be no assurance of the amount of share repurchases that will occur in the future.

Financial Statements

Condensed Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended
	March 31,
	2026	2025
Revenues
Net earned premiums	$82	$91
Net investment income	92	87
Net realized investment gains (losses)	(15)	(16)
Fair value gains (losses) on derivatives	2	104
Fair value gains (losses) on CCS	6	2
Gains (losses) on FG VIEs	(5)	1
Fair value gains (losses) on CIVs	9	19
Foreign exchange gains (losses) on remeasurement	(19)	37
Fair value gains (losses) on trading securities	6	1
Asset management revenues	94	5
Other income (loss)	9	14
Total revenues	261	345
Expenses
Loss and LAE (benefit)	17	40
Benefit expense for annuity reinsurance contracts	7	—
Interest expense	22	22
Amortization of DAC	5	5
Employee compensation and benefit expenses	63	60
Asset management expenses	68	4
Other operating expenses	45	38
Total expenses	227	169
Income (loss) before income taxes and equity in earnings (losses) of investees	34	176
Equity in earnings (losses) of investees	31	53
Income (loss) before income taxes	65	229
Less: Provision (benefit) for income taxes	(20)	44
Net income (loss)	85	185
Less: Noncontrolling interest	(3)	9
Net income (loss) attributable to AGL	$88	$176

Condensed Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	March 31, 2026	December 31, 2025
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$6,875	$6,369
Fixed-maturity securities, trading, at fair value	127	124
Short-term investments, at fair value	768	903
Other invested assets	1,136	1,091
Total investments	8,906	8,487
Cash	312	388
Premiums receivable, net of commissions payable	1,543	1,572
Funds withheld, at fair value	296	—
DAC	197	192
Salvage and subrogation recoverable	437	449
FG VIEs’ assets	201	212
Assets of CIVs	—	175
Other assets	743	701
Total assets	$12,635	$12,176

Liabilities
Unearned premium reserve	$3,613	$3,625
Loss and LAE reserve	310	309
Future policy benefits for annuity reinsurance contracts	475	—
Policyholder account balances for annuity reinsurance contracts	263	—
Long-term debt	1,705	1,704
FG VIEs’ liabilities	194	198
Other liabilities	511	551
Total liabilities	7,071	6,387

Shareholders’ equity
Common shares	—	—
Retained earnings	5,821	5,830
Accumulated other comprehensive income (loss)	(280)	(168)
Deferred equity compensation	1	1
Total shareholders’ equity attributable to AGL	5,542	5,663
Non-redeemable noncontrolling interest	22	126
Total shareholders’ equity	5,564	5,789
Total liabilities and shareholders’ equity	$12,635	$12,176

Explanation of Non-GAAP Financial Measures

The Company discloses both: (i) financial measures determined in accordance with GAAP; and (ii) financial measures not determined in accordance with GAAP (non-GAAP financial measures). Financial measures identified as non-GAAP should not be considered substitutes for GAAP financial measures. The primary limitation of non-GAAP financial measures is the potential lack of comparability to financial measures of other companies, whose definitions of non-GAAP financial measures may differ from those of the Company.

The Company’s management believes that many investors, analysts and financial news reporters use adjusted operating shareholders’ equity and/or ABV, each further adjusted to remove the effect of FG VIE and CIV consolidation, as the principal financial measures for valuing AGL’s current share price or projected share price and also as the basis of their decision to recommend, buy or sell AGL’s common shares and provides information that is necessary for analysts to calculate their estimates of Assured Guaranty’s financial results in their research reports on Assured Guaranty.

Adjusted operating income, further adjusted for the effect of FG VIE and CIV consolidation, enables investors and analysts to evaluate the Company’s financial results in comparison with the consensus analyst estimates distributed publicly by financial databases.

GAAP requires the Company to consolidate entities where it is deemed to be the primary beneficiary which include FG VIEs, which the Company does not own and where its exposure is limited to its obligation under the FG insurance contract, and certain CIVs in which subsidiaries invest.

The Company discloses the effect of FG VIE and CIV consolidation that is embedded in each non-GAAP financial measure, as applicable. The Company believes this information may also be useful to analysts and investors evaluating Assured Guaranty’s financial results. In the case of both the consolidated FG VIEs and the CIVs, the economic effect on the Company of each of the consolidated FG VIEs and CIVs is reflected primarily in the results of the Financial Guaranty segment.

The Company’s management and AGL’s Board of Directors use non-GAAP financial measures further adjusted to remove the effect of FG VIE and CIV consolidation when the consolidation effects are not consistent with the Company’s economic interest or exposure to those entities (which the Company refers to as its core financial measures), as well as GAAP financial measures and other factors, to evaluate the Company’s results of operations, financial condition and progress towards long-term goals. The Company uses core financial measures in its decision-making process and as a basis for establishing target levels and awards under the Company’s executive incentive compensation programs. The financial measures that the Company uses to help determine compensation are: (i) adjusted operating income per share, further adjusted to remove the effect of FG VIE and CIV consolidation (core operating income per share); (ii) adjusted operating shareholders’ equity per share, further adjusted to remove the effect of FG VIE and CIV consolidation (core operating shareholders’ equity per share); (iii) ABV per share, further adjusted to remove the effect of FG VIE and CIV consolidation (core ABV per share); (iv) core operating return on equity, which is calculated as core operating income divided by the average of core operating shareholders’ equity at the beginning and end of the period; and (v) PVP.

The following paragraphs define each non-GAAP financial measure disclosed by the Company and describe why it is useful. To the extent there is a directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is presented below.

Adjusted Operating Income

The Company’s management believes that adjusted operating income is a useful measure because it clarifies the understanding of the operating results of the Company and excludes certain items that, under U.S. GAAP, (i) may vary significantly from period to period due to near-term market conditions or are otherwise not directly comparable or reflective of the underlying performance of the Company’s business, (ii) result in asymmetrical accounting adjustments, and/or (iii) non-economic accounting adjustments. Adjusted operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of realized gains (losses) on investments that are recognized in net income (loss) attributable to AGL, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax and capital profile.

2)    Elimination of non-credit impairment-related fair value gains (losses) on credit derivatives that are recognized in net income (loss) attributable to AGL, which is the amount of fair value gains (losses) in excess of the present value of the expected estimated economic credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, the Company’s credit spreads and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of changes in fair value of freestanding derivatives in the Annuity Reinsurance segment that economically hedge market movements in financial instruments and insurance liabilities (but are not in designated hedging relationships in accordance with GAAP). Certain mark-to-market movements of the hedged market risks are not reported in net income (loss) attributable to AGL, such as changes in the unrealized gains and losses on the available-for-sale investment portfolio due to fluctuations in exchange rates, and interest rates, and certain components of changes in insurance liabilities as a result of changes in interest rates. In addition, the timing of the recognition of mark-to-market movements as a result of inflation changes may not match the timing of the corresponding derivative gain and loss recognition.

4)    Elimination of the changes in fair value of the embedded derivative in funds withheld that are recognized in net income (loss) attributable to AGL related to realized and unrealized gains (losses) of the underlying investment portfolio, whose value may change significantly from period to period due to near term market conditions.

5)    Elimination of fair value gains (losses) on CCS that are recognized in net income (loss) attributable to AGL. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt and other market factors and are not expected to result in an economic gain or loss.

6)    Elimination of foreign exchange gains (losses) on remeasurement of assets and liabilities such as net premium receivables and insurance liabilities that are long term in nature that are recognized in net income (loss) attributable to AGL. Long-dated receivables and insurance reserves represent the present value of future contractual or expected cash flows. Therefore, the current period’s foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

7)    Income tax allocated to the adjustments above.

Adjusted operating income per share is calculated by dividing adjusted operating income by the weighted average diluted shares. The method for calculating weighted average diluted shares is in accordance with GAAP. See “Reconciliation to GAAP” above for a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Adjusted Operating Shareholders’ Equity and ABV

The Company’s management believes that adjusted operating shareholders’ equity is a useful measure because it excludes the fair value adjustments that are not expected to result in economic gain or loss. The Company’s management uses ABV, further adjusted to remove the effect of FG VIE and CIV consolidation, to measure the intrinsic value of the Company, excluding franchise value. The Company’s management believes that ABV is a useful measure because it enables an evaluation of the Company’s in-force premiums and revenues net of expected losses.

Adjusted operating shareholders’ equity per share and ABV per share, each further adjusted for FG VIE and CIV consolidation (core operating shareholders’ equity per share and core ABV per share, respectively), are two of the key financial measures used in determining the amount of certain long-term compensation elements to management and employees and used by rating agencies and investors.

Adjusted operating shareholders’ equity is defined as shareholders’ equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of non-credit impairment-related fair value gains (losses) on credit derivatives that are reported on the consolidated balance sheet, which is the amount of fair value gains (losses) in excess of the present value of the expected estimated economic credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

2)    Elimination of fair value gains (losses) on CCS that are reported on the consolidated balance sheet. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of unrealized gains (losses) on investments that are recorded as a component of accumulated other comprehensive income (AOCI). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore would not result in an economic gain or loss.

4)    Elimination of the fair value of freestanding derivatives in the Annuity Reinsurance segment that economically hedge market movements in financial instruments and insurance liabilities (but are not in designated hedging relationships in accordance with GAAP), such as changes in fair value on derivatives that hedge fluctuations in foreign exchange, interest rates and inflation on the available-for-sale investment portfolio.

5)    Elimination of the unrealized gains (losses) of the underlying investments in funds withheld arrangements.

6)    Income tax allocated to the adjustments above.

ABV is adjusted operating shareholders’ equity, as defined above, further adjusted for the following:

1)    Elimination of deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2)    Addition of the net present value of estimated net future revenue. See below.

3)    Addition of deferred income on insurance contracts (including deferred profit liability and, in the case of FG insurance contracts, the amount of deferred premium revenue in excess of expected loss to be expensed, net of reinsurance).

4)    Income tax allocated to the adjustments above.

Shares outstanding as of the end of the reporting period are used to calculate adjusted operating shareholders’ equity per share and ABV per share.

The unearned premiums and revenues included in ABV will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current ABV due to changes in foreign exchange rates, prepayment speeds, terminations, modifications, credit defaults, changes in assumptions for or actual experience of the annuity insurance business and other factors.

Reconciliation of Shareholders’ Equity Attributable to AGL to
Adjusted Operating Shareholders’ Equity and ABV
(in millions, except per share amounts)

	As of
	March 31, 2026		December 31, 2025
	Total	Per Share	Total	Per Share

Shareholders’ equity attributable to AGL	$5,542	$124.28	$5,663	$125.32
Less pre-tax adjustments:
Non-credit impairment-related fair value gains (losses) on credit derivatives	52	1.17	55	1.21
Fair value gains (losses) on CCS	28	0.62	22	0.48
Unrealized gains (losses) on investment portfolio	(304)	(6.80)	(149)	(3.28)
Fair value gains (losses) of freestanding derivatives in the Annuity Reinsurance segment	(3)	(0.07)	—	—
Fair value gains (losses) of the embedded derivative in funds withheld	1	0.01	—	—
Less taxes	33	0.74	6	0.13
Adjusted operating shareholders’ equity	5,735	128.61	5,729	126.78
Pre-tax adjustments:
Less: DAC	197	4.42	192	4.25
Plus: Net present value of estimated net future revenue	190	4.27	194	4.30
Plus: Net deferred revenues on insurance contracts	3,358	75.30	3,367	74.51
Plus taxes	(670)	(15.02)	(674)	(14.91)
ABV	$8,416	$188.74	$8,424	$186.43

Gain (loss) related to FG VIE and CIV consolidation included in:
Adjusted operating shareholders’ equity	$(8)	$(0.19)	$8	$0.18
ABV	(13)	(0.29)	3	0.07

Shares outstanding at the end of the period	44.6		45.2

Net Present Value of Estimated Net Future Revenue

The Company’s management believes that this amount is a useful measure because it enables an evaluation of the present value of estimated net future revenue for non-FG insurance contracts. This amount represents the net present value of estimated future revenue from these contracts (other than credit derivatives with net expected losses), net of reinsurance, ceding commissions and premium taxes.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than Loss Mitigation Securities. The discount rate is recalculated annually and updated as necessary. Net present value of estimated future revenue for an obligation may change from period to period due to a change in the discount rate or due to a change in estimated net future revenue for the obligation, which may change due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation. There is no corresponding GAAP financial measure.

PVP or Present Value of New Business Production

The Company’s management believes that PVP is a useful measure because it enables the evaluation of the value of new business production in the Financial Guaranty segment by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as additional installment premiums and fees on existing contracts (which may result from supplements or fees or from the issuer not calling an insured obligation the Company projected would be called), regardless of form, which management believes GAAP GWP and changes in fair value of credit derivatives do not adequately measure. PVP in respect of contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than certain fixed-maturity securities such as Loss Mitigation Securities. The discount rate is recalculated annually and updated as necessary. Under GAAP, financial guaranty installment premiums are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on FG insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction.

Actual installment premiums may differ from those estimated in the Company’s PVP calculation due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, amendments to policies, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of GWP to PVP
(in millions)

	Quarter Ended
	March 31, 2026
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$48	$8	$6	$8	$70
Less: Installment GWP and other GAAP adjustments (1)	14	8	6	8	36
Upfront GWP	34	—	—	—	34
Plus: Installment premiums and other (2)	14	8	7	10	39
PVP	$48	$8	$7	$10	$73

	Quarter Ended
	March 31, 2025
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$25	$(1)	$7	$4	$35
Less: Installment GWP and other GAAP adjustments (1)	2	(1)	6	4	11
Upfront GWP	23	—	1	—	24
Plus: Installment premiums and other (2)	2	7	1	5	15
PVP	$25	$7	$2	$5	$39
_________________________________________________
(1)    Includes the present value of new business on installment policies discounted at the prescribed GAAP discount rates, and GWP adjustments on existing installment policies due to changes in assumptions and other GAAP adjustments.
(2)    Includes the present value of future premiums and fees on new business paid in installments discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than certain fixed-maturity securities such as Loss Mitigation Securities.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Friday, May 8, 2026. The conference call will be available via live webcast in the Investor Information section of the Company’s website at AssuredGuaranty.com or by dialing 1-833-461-5787 (in the U.S.) or 1-585-542-9983 (International); the access code is 205052678.

A webcast replay of the conference call will be available approximately three hours after the call ends. The webcast replay will be available for one year in the Investor Information section of the Company’s website at AssuredGuaranty.com.

Please refer to Assured Guaranty’s March 31, 2026 Financial Supplement, which is posted on the Company’s website at assuredguaranty.com/agldata, for more information on the Company’s financial guaranty portfolio, investment portfolio and other items. In addition, the Company is posting at assuredguaranty.com/presentations its “March 31, 2026 Equity Investor Presentation.”

The Company plans to post by early next week on its website at assuredguaranty.com/agldata the following:

•“Public Finance Transactions in 1Q 2026,” which lists the U.S. public finance new issues insured by the Company in first quarter 2026, and

•“Structured Finance Transactions at March 31, 2026,” which lists the Company’s structured finance exposure as of that date.

In addition, the Company will post on its website, when available, Assured Guaranty Inc.’s financial supplement and its “Fixed Income Presentation” for the current quarter. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO), Bermuda-based holding company. Through its subsidiaries, Assured Guaranty provides credit enhancement products to the U.S. and non-U.S. public finance, infrastructure and structured finance markets. Assured Guaranty also participates in the asset management business through its ownership interest in Sound Point Capital Management, LP and certain of its investment management affiliates, and in the annuity reinsurance business through Assured Life Reinsurance Ltd. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among factors that could cause actual results to differ materially are:

(i) significant changes in inflation, interest rates, the world’s credit markets or segments thereof, credit spreads, foreign exchange rates, tariff regimes or general economic conditions, including the possibility of a recession or stagflation; (ii) geopolitical risk, terrorism and political violence risk, including regional and global military conflicts, and strategic competition and trade confrontation; (iii) cybersecurity risk and the impacts of artificial intelligence, machine learning and other technological advances, including the possibility of malicious cyber attacks, dissemination of misinformation, and disruption of markets in which Assured Guaranty participates; (iv) the impact of a United States (U.S.) government shutdown and/or the possibility of payment defaults on the debt of the U.S. government or instruments issued, insured or guaranteed by related institutions, agencies or instrumentalities, and downgrades to their credit ratings; (v) developments in the world’s financial and capital markets, including stresses in banking institutions, and the possibility that increasing participation of unregulated financial institutions in these markets results in losses or lower valuations of assets, reduced liquidity and credit and/or contraction of these markets, that adversely affect repayment rates of insured obligors, Assured Guaranty’s insurance loss or recovery experience, or investments of Assured Guaranty; (vi) reduction in the amount or market rates of return of available insurance opportunities and/or the demand for Assured Guaranty’s insurance; (vii) the failure or ineffectiveness of Assured Guaranty’s risk mitigation strategies or activities, including distressed credit workouts, management of exposure limits, hedging activities, and the procurement of third party reinsurance for insured exposures; (viii) the possibility that investments made by Assured Guaranty for its investment portfolio do not result in the benefits anticipated or subject Assured Guaranty to negative consequences; (ix) the possibility that Assured Guaranty’s strategies or strategic transactions do not result in the benefits anticipated and/or subject Assured Guaranty to negative consequences; (x) the impact of the announcement of Assured Guaranty’s strategies on Assured Guaranty and the perception of Assured Guaranty by its investors, regulators, rating agencies, and employees; (xi) risks related to the expansion into annuity reinsurance and the launching of Assured Life Reinsurance Ltd.; (xii) the failure of Assured Guaranty to successfully integrate acquired businesses, including Assured Guaranty’s acquisition of Warwick Company (UK) Limited; (xiii) loss of key personnel; (xiv) the possibility that longevity, mortality, lapse, withdrawal or surrender experience in Assured Guaranty’s annuity reinsurance business is less favorable than the rates Assured Guaranty used in pricing its reinsurance agreements; (xv) the inability to control the business, management or policies of entities in which Assured Guaranty holds a noncontrolling interest; (xvi) the impact of market volatility on the fair value of Assured Guaranty’s assets and liabilities subject to mark-to-market, including certain of its investments, contracts accounted for as derivatives, its committed capital securities, and its consolidated variable interest entities; (xvii) the possibility that budget or pension shortfalls, difficulties in obtaining additional financing, changes in applicable laws or regulations or other factors will result in credit losses or liquidity claims on obligations that Assured Guaranty insures or reinsures; (xviii) insured losses, including losses with respect to related legal proceedings, in excess of those expected by Assured Guaranty or the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates for insurance exposures; (xix) the possibility that underwriting insurance in new jurisdictions and/or covering new sectors, lines or classes of business does not result in the benefits anticipated or subjects Assured Guaranty to negative consequences; (xx) increased competition, including from new market entrants and alternative forms of credit protection; (xxi) any rating agency action in relation to Assured Guaranty, and/or of any securities Assured Guaranty has issued, and/or of transactions that Assured Guaranty has insured, including rating agency requirements to hold additional capital against insured exposures; (xxii) the inability of Assured Guaranty to access capital on acceptable terms or have sufficient liquidity to cover unexpected stress; (xxiii) noncompliance with, and/or changes in, applicable laws or regulations, including insurance, bankruptcy and tax laws, tariffs, or other governmental actions; (xxiv) the possibility that legal or regulatory decisions or determinations subject Assured Guaranty or obligations that it insures or reinsures to negative consequences; (xxv) difficulties or delays with the execution of Assured Guaranty’s business strategy; (xxvi) changes in applicable accounting policies or practices; (xxvii) public health crises, including pandemics and endemics, and the governmental and private actions taken in response to such events; (xxviii) natural or man-made catastrophes; (xxix) the impact of climate change on Assured Guaranty’s business and regulatory actions taken related to such risk; (xxx) other risk factors identified in AGL’s filings with the U.S. Securities and Exchange Commission; (xxxi) other risks and uncertainties that have not been identified at this time; and (xxxii) management’s response to these factors.

Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of May 7, 2026, and Assured Guaranty undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Senior Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@agltd.com

Ashweeta Durani
Director, Media Relations
212-408-6042
adurani@agltd.com